Perma-Fix Adopts New Preferred Share Purchase Rights

ATLANTA – May 1, 2018 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) has adopted a Preferred Share Purchase Rights Plan (“Rights Plan”) to replace a 2008 rights plan expiring on May 2, 2018 (“Expiring Rights Plan”). As part of the new Rights Plan, the Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company’s Common Stock to stockholders of record on May 12, 2018. The new Rights Plan is designed to assure that all of the Company’s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender abusive tactics to gain control of the Company.

Mark Duff, President and CEO of the Company, commented, “Given the progress we are making in the core business, combined with the near and long-term outlook, the Board unanimously agreed it would be prudent and in the best interest of shareholders to maintain a Rights Plan. The plan is only intended to protect shareholder value in the event of an attempted hostile takeover of the Company. We are encouraged by the near and long-term outlook for the business and continue to explore partnerships, collaborations and/or combinations that we believe would benefit shareholders.”

The Rights under the new Rights Plan will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s Common Stock or announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Common Stock (with certain exceptions). Each Right under the new Rights Plan (other than the Rights owned by such acquiring person or members of such group which are void) will entitle shareholders to buy one one-thousandth of a share of a new series of participating preferred stock at an exercise price of $20.00. Each one one-thousandth of a share of such new preferred stock purchasable upon exercise of a Right has economic terms designed to approximate the value of one share of Common Stock. Shareholders who currently have beneficial ownership of 15% or more are grandfathered in, but may not acquire additional shares without triggering the new Rights Plan.

If the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder (other than Rights owned by such acquiring person or members of such group which are void) to purchase, at the Right’s then current exercise price, a number of the acquiring company’s common shares having a market value at the time of twice the Right’s exercise price.

In addition, if a person or group (with certain exceptions) acquires 15% or more of the Company’s outstanding Common Stock, each Right will entitle its holder (other than the Rights owned by such acquiring person or members of such group which are void) to purchase, in lieu of preferred stock, at the Right’s then current exercise price, a number of shares of the Company’s Common Stock having a market value of twice the Right’s exercise price.

Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company’s outstanding Common Stock (with certain exceptions), and prior to an acquisition of 50% or more of the Company’s Common Stock by such person or group, the Board of Directors may, at its option, exchange the Rights (other than Rights owned by such acquiring person or members of such group) in whole or in part, for shares of the Company’s Common Stock at an exchange ratio of one share of Common Stock (or one one-thousandth of a share of the new series of participating preferred stock) per Right.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company’s Common Stock (with certain exceptions), the Rights are redeemable for $0.001 per Right at the option of the Board of Directors.

The Rights distribution is not taxable to stockholders.

The new Rights Plan is to terminate the earliest of (1) close of business on May 2, 2019, (2) time Rights are redeemed, (3) time Rights are exchange, or (4) closing of any merger or acquisition of the Company which has been approved by the Board of Directors prior to any person becoming such an acquiring person.

The new Rights Plan which was adopted by the Board is similar to plans adopted by numerous publicly-traded companies. It was not adopted in response to any specific takeover bid. In fact, the Company shareholders may require the Board to redeem the new Rights Plan in the event a fully-financed takeover or exchange offer is made for the Company. Moreover, the new Rights Plan could potentially preserve the Company’s usable tax net operating loss carry-forwards by detouring an “ownership change” under Section 382 of the Internal Revenue Code of 1980, as amended.

Further details regarding the new Rights Plan are contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission on May 2, 2018.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “could potentially”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: benefits of the Rights Plan; preserve the Company’s net operating loss; and near and long-term outlook and shareholder benefit. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, outcome of any litigation; changes in general economic or industry conditions; and the “Risk Factors” discussed in, and referred to in our 2017 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316]